EXHIBIT 11.1

                            ECO SOIL SYSTEMS, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE DATA
               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               SIX MONTHS ENDED         NINE MONTHS ENDED
                                                                   JUNE 30,               SEPTEMBER 30,
                                     1994         1995        1995         1996         1995         1996
Net loss                           $(2,816)     $(1,836)     $ (568)     $(1,618)     $(1,197)     $(2,431)
Average common shares
 outstanding                         3,563        4,213       4,190        4,986        4,310        5,056
Net effect of dilutive common
 share equivalents based on the
 treasury stock method                  --           --          --           --           --           --
Adjustments to reflect
 requirements of the Securities
 and Exchange Commission
 (Effect of SAB 83)                    994          994         994          994          994          994
Adjusted shares outstanding          4,557        5,207       5,184        5,980        5,304        6,050
Net loss per share reflecting
 requirements of the SEC           $ (0.62)     $ (0.35)     $(0.11)     $ (0.27)     $ (0.23)     $ (0.40)
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